Exhibit 107

CALCULATION OF FILING FEE TABLES
Schedule 14A
(Form Type)
Rover Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$2,263,899,283.63	(1)(2)	0.0001476	$334,151.53	(3)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,263,899,283.63
Total Fees Due for Filing				$334,151.53
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$334,151.53
(1)Aggregate number of securities to which transaction applies: As of December 26, 2023, the maximum number of shares of Rover’s Class A common stock, par value $0.0001 per share (“common stock”), to which this transaction applies is estimated to be 207,513,960, which consists of (1) 183,979,688 shares of common stock entitled to receive the per share merger consideration of $11.00; (2) 10,391,908 shares of common stock underlying stock options, which may be entitled to receive the consideration of $9.1953 per share (which is the difference between the per share merger consideration of $11.00 and the weighted average exercise price of $1.8047 per share); and (3) 13,142,364 shares of common stock underlying restricted stock units, which may be entitled to receive the per share merger consideration of $11.00.
(2)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of December 26, 2023, the underlying value of the transaction was calculated based on the sum of (1) the product of 183,979,688 shares of common stock and the per share merger consideration of $11.00; (2) the product of 10,391,908 shares of common stock underlying stock options and $9.1953 per share (which is the difference between the per share merger consideration of $11.00 and the weighted average exercise price of $1.8047 per share); and (3) the product of 13,142,364 shares of common stock underlying restricted stock units and the per share merger consideration of $11.00.
(3)In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0001476.